                                    AUTOMATIC

                              REINSURANCE AGREEMENT

                         (hereinafter, "the Agreement")

                                     between


                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                               of Newark, Delaware

                             (hereinafter, "Cedent")


                                       And



                             of


                           (hereinafter, "Reinsurer")



                           COLI Reinsurance Agreement



                            EFFECTIVE JANUARY 1, 2001







                                   [Specimen]
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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT



ARTICLES                TABLE OF CONTENTS                           PAGE
--------                -----------------                           ----
I          Reinsurance Coverage                                       3
II         Requirements for Automatic Reinsurance                     3
III        Requirements for Facultative Reinsurance                   4
IV         Liability                                                  5
V          Notification of Reinsurance                                5
VI         Types of Reinsurance                                       6
VII        Reinsurance Premiums                                       6
VIII       Reinsurance Accounting                                     7
IX         Oversights                                                 9
X          Reductions, Terminations and Changes                       9
XI         Increase In Retention                                     10
XII        Reinstatement                                             11
XIII       Expenses                                                  11
XIV        Claims                                                    11
XV         Premium Tax Reimbursement                                 14
XVI        DAC Tax Requirements                                      14
XVII       Inspection Of Records                                     16
XVIII      Insolvency                                                16
XIX        Arbitration                                               17
XX         Parties To Agreement                                      18
XXI        Entire Agreement                                          18
XXII       Duration Of Agreement                                     18
XXIII      Choice of Law and Forum                                   19
XXIV       Compliance with Privacy Laws                              19
XXV        Reinsurance Credit                                        19

SCHEDULES
---------
A          Policies
B          Reinsurance Premium Rates
C          Cedent's Corporate Retention Limits

EXHIBITS
--------
1          DAC Tax Calculation
2          Reinsurance Questionnaire


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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT


         ALL SCHEDULES AND EXHIBITS ATTACHED HERETO WILL BE CONSIDERED
                             PART OF THIS AGREEMENT.

                                    ARTICLE I
                              REINSURANCE COVERAGE

1. Reinsurance under this Agreement shall be individual life insurance of the type of business stated in Schedule A. Cedent shall automatically reinsure and Reinsurer shall automatically accept the life insurance for the plans and riders as stated in Schedule A that meet the requirements of Article II below. Reinsurer's liability for the risks ceded hereunder shall be based on the quota share specified in Schedule A unless a greater amount is reinsured pursuant to Article III. (Individual life insurance reinsured pursuant to Article I and II or Article III hereinafter referred to as a "Covered Policy(ies)".) Reinsurer shall hold policy year reserves based on 1/2Cx where the commutation functions are based on the 1980 CSO Table (Smoker or Non-Smoker) without select factors.

2.    The effective date of this Agreement shall be January 1, 2001.

                                   ARTICLE II
                     REQUIREMENTS FOR AUTOMATIC REINSURANCE

Cedent shall not cede, and Reinsurer shall not accept, any individual life insurance for reinsurance under this Agreement unless it meets the following requirements:

1.    The individual risk must be a resident of the United States or Canada.

2. The individual risk must be underwritten by Cedent in accordance with Cedent's usual underwriting practices and guidelines. The individual must be classified as select preferred, preferred, non-smoker, select standard, standard or substandard, in accordance with those guidelines.

3. The age of the individual risk at issue must be no greater than the maximum issue age shown on Schedule A.

4. The amount of insurance issued and applied for in all insurance companies on each life must not exceed the jumbo limits shown on Schedule A.

5. The amount of insurance issued and applied for with Cedent on each life must not exceed the automatic binding limits shown on Schedule A.

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT


6. The initial amount of life insurance on each Covered Policy must not be less than the minimum amount at issue as shown on Schedule A.

7. The issuance of the insurance must constitute the doing of business in a jurisdiction in which Cedent is properly licensed.

8. The policyowner has represented to Cedent that it has an insurable interest, under applicable state law, in the life of the insured, and, where required, has obtained a valid consent to insure from the insured.

9.    On each Covered Policy, Cedent must retain   % of the amount of each risk.

                                   ARTICLE III
                    REQUIREMENTS FOR FACULTATIVE REINSURANCE

1. If the requirements for automatic reinsurance on an individual life are not met, or are met but Cedent prefers to apply for facultative reinsurance, then Cedent may apply to Reinsurer for facultative reinsurance. In order to apply for guaranteed issue facultative reinsurance, Cedent must submit to Reinsurer a census of proposed insureds that includes at least full name, age or date of birth, gender, current salary, face amount, premium and net amount at risk for each; the formula for determining benefit amounts; a description of the eligible class of employees; and a description of the plan design and how the insurance will be used. In order to apply for underwritten facultative reinsurance, Cedent must submit to Reinsurer complete copies of the original application, medical examiner's reports, inspection reports, attending physicians' statements plus any other papers or information that may have a bearing on the insurability of the risk. Cedent acknowledges that Reinsurer, during its facultative underwriting consideration, shall not evaluate or assess any proof of insurable interest by the applicant with respect to the proposed insured.

2. After Reinsurer has examined the underwriting information submitted in accordance with Paragraph 1 above, Reinsurer shall promptly notify Cedent in writing of either a final underwriting offer for facultative reinsurance or an underwriting offer for facultative reinsurance subject to additional requirements. Either underwriting offer of facultative reinsurance on an individual life will automatically terminate on the first of the following dates:

      (a) The date Reinsurer receives notice from Cedent that Cedent has withdrawn Cedent's application for facultative reinsurance;

      (b) A date that is one hundred twenty (120) days after the date Reinsurer made the offer; or

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT


      (c)   The date specified in Reinsurer's offer.

3. If an underwriting offer made by Reinsurer in accordance with Paragraph 2 is accepted by Cedent in writing prior to the date the offer terminates, that individual life is reinsured under the terms of this Agreement.

                                   ARTICLE IV
                                    LIABILITY

1. Reinsurer's liability for automatic reinsurance on each Covered Policy will begin simultaneously with Cedent's liability.

2. Reinsurer's liability for facultative reinsurance on each Covered Policy will begin simultaneously with Cedent's liability once Reinsurer has accepted the application for facultative reinsurance in writing and Cedent has accepted Reinsurer's offer.

3. Reinsurer's liability for reinsurance on each Covered Policy will terminate when Cedent's liability terminates.

4. The initial and subsequent Reinsurance Premiums (as defined herein) must be received by Reinsurer on a timely basis as provided in Article IX for Reinsurer to maintain Reinsurer's liability for each individual risk.

5. Reinsurer agrees to accept policies backdated to July 1, 2000 for reinsurance coverage under this Agreement. However, it is agreed that Reinsurer shall not be liable for any mortality risk on such policies until January 1 2001. Reinsurer shall be liable for proceeds paid under Cedent's conditional receipt or temporary insurance agreement for risks reinsured automatically pursuant to the terms of this Agreement. Reinsurer shall not be liable for proceeds paid under Cedent's conditional receipt or temporary insurance agreement for risks submitted on a facultative basis, where Cedent's liability for payment under the conditional receipt or temporary insurance is established before Reinsurer has accepted the application for facultative reinsurance in writing and Cedent has accepted Reinsurer's offer.

                                    ARTICLE V
                           NOTIFICATION OF REINSURANCE

Within thirty-one (31) days after the end of each calendar quarter, Cedent will send Reinsurer an in force listing of all Covered Policies reinsured under this Agreement.


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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT



                                   ARTICLE VI
                              TYPES OF REINSURANCE

1. Automatic reinsurance under this Agreement shall be on a yearly renewable term basis, based on the net amount at risk. The net amount at risk shall be the death benefit under the Covered Policy less the total cash value.

2. If requested, Cedent shall furnish Reinsurer with a copy of each policy form, form of rider and rate book that applies to the life insurance reinsured.

                                   ARTICLE VII
                              REINSURANCE PREMIUMS

1. The premium for each Covered Policy reinsured pursuant to this Agreement will be: (a) the quota share shown on Schedule A; multiplied by (b) the reinsurance premium rate calculated in accordance with Schedule B applied to the net amount at risk (hereinafter, the "Reinsurance Premium").

2. For technical reasons relating to the uncertain status of deficiency reserve requirements, the reinsurance premium rates shown in Schedule B cannot be guaranteed for more than one year. However, Reinsurer anticipates continuing to accept premiums on the basis of the reinsurance premium rates as described in Schedule B for reinsurance ceded. If Reinsurer deems it necessary to increase reinsurance premium rates, such increased rates shall not be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

3. For the reinsurance of new business, Reinsurer may change the reinsurance premium rates following a ninety (90) day prior written notice. For the reinsurance of in force business, Reinsurer may increase the reinsurance premium rates in the event Cedent increases its mortality rates charged the policyholder. The maximum reinsurance premium rates shall be the greater of

      (1) the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates and minimum mortality rates for each year of issue;
            or
      (2)   the then current reinsurance premium rates.

Any increases in the reinsurance premium rates shall apply as of the same date Cedent increases its rates charged its policyholders. Cedent may immediately recapture all of the policies for which the overall percentage increase in reinsurance

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT


premium rates is greater than the overall percentage increase in the rates charged the policyholder. Cedent agrees to give Reinsurer prior written notice of any intent to increase its rates charged the policyholder for new or existing business. With respect to any notice given under this Paragraph, the day the notice is deposited in the mail addressed to the home office or to an officer of the party receiving such notice will be the first day of such notice period.


                                  ARTICLE VIII
                             REINSURANCE ACCOUNTING

1.    PAYMENT OF REINSURANCE PREMIUMS

      A. Cedent shall prepare and submit to Reinsurer a monthly statement, either electronically or by regular U.S. postal service, which will provide the pertinent policy premium details in a mutually agreed upon report format, within thirty (30) days following the last day of the same calendar month. The net monthly premiums due will be (i) the balance of the monthly Reinsurance Premiums due on reinsurance in force at the end of the immediately preceding calendar month plus
            (ii) Reinsurance Premiums due on new business reinsured during the current month, minus (iii) the refunds of Reinsurance Premiums due Cedent on deaths, lapses and changes, plus or minus (iv) Reinsurance Premiums adjustments due to a misstatement of age or sex, without interest.

      B. If the monthly statement shows a net Reinsurance Premium balance is payable to Reinsurer, Cedent shall remit this amount due Reinsurer within thirty (30) days. If the amount is not paid within the prescribed period, the premiums for all of the reinsurance risks listed on the statement will be delinquent.

      C. If the monthly statement shows a net Reinsurance Premium balance is payable to Cedent, Reinsurer shall remit Reinsurer's payment to Cedent within thirty (30) days after receiving Cedent's statement.

      D. Cedent agrees to segment/identify COLI/BOLI policies from any other policies reported and provide Reinsurer separate reports or identifiers for the COLI/BOLI policies in a manner consistent with those described above.

2.    TERMINATION BECAUSE OF NON-PAYMENT OF PREMIUMS

      When Reinsurance Premiums are delinquent, Reinsurer shall have the right to terminate the reinsurance risks on the statement by giving Cedent thirty (30)

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT

      days' written notice. As of the close of this thirty (30) day period all of Reinsurer's liability will terminate for:

      A. The risks described in the preceding sentence, and

      B. The risks where the Reinsurance Premiums became delinquent during the thirty (30) day period.

      Regardless of these terminations, Cedent will continue to be liable to Reinsurer for all unpaid Reinsurance Premiums earned by Reinsurer. Cedent agrees that Cedent will not force termination under this provision solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

3.    REINSTATEMENT OF A DELINQUENT STATEMENT.

      Cedent may reinstate the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid Reinsurance Premiums for the risks in force prior to the termination. However, Reinsurer will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the day that Reinsurer receives the required back Reinsurance Premiums.

4.    CURRENCY.

      The Reinsurance Premiums and claims payable under this Agreement will be payable in the lawful money of the United States.

5.    OFFSET

      Any debts or credits incurred on and after May 25, 2001 in favor of or against either Cedent or Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

6.    BALANCES IN DEFAULT

      Reinsurer reserves the right to charge interest at the Prime Rate plus % as stated in the Wall Street Journal on the first business day in January prior to the due date of the premium when renewal premiums are not paid within sixty (60) days of the due date or premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT




                                   ARTICLE IX
                                   OVERSIGHTS

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

                                    ARTICLE X
                      REDUCTIONS, TERMINATIONS AND CHANGES

1. If there is a contractual or non-contractual replacement or change in the insurance reinsured under this Agreement where full medical underwriting evidence according to Cedent's regular underwriting rules is not required, the insurance will continue to be reinsured with Reinsurer.

2.    If the insurance reinsured under this Agreement increases and

      A. The increase is subject to new underwriting evidence, the provisions of Article I and II or Article III shall apply to the increase in reinsurance.

      B. The increase is not subject to new underwriting evidence, Reinsurer will accept automatically the increase in reinsurance but not to exceed Reinsurer's automatic binding limit.

3. If the insurance reinsured under this Agreement is increased or reduced, the reinsurance for each policy involved will be proportionately increased or reduced on the effective date of increase or reduction.

4. If any portion of the total insurance retained by Cedent on an individual life reduces or terminates, any reinsurance under this Agreement based on the same life will also be reduced or terminated. Cedent will reduce Cedent's reinsurance by applying the retention limits that were in effect at the time the policy was issued. Cedent will not be required to retain an amount in excess of Cedent's regular retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

      Cedent must first reduce the reinsurance of the insurance that has the same mortality rating as the terminated insurance. If further reduction is required, the reinsurance to be terminated or reduced will be determined by chronological order in which the reinsurance was first reinsured.

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT



5. If the insurance for a risk is shared by more than one reinsurer, Reinsurer's percentage of the increased or reduced reinsurance will be the same as Reinsurer's percentage of the initial reinsurance of each policy.

6. If insurance reinsured under this Agreement is terminated, the reinsurance for the policy involved will be terminated on the effective date of termination.

7. On facultative reinsurance, if Cedent wishes to reduce the mortality rating, this reduction will be subject to the facultative provisions of this Agreement.

8. Reinsurer will refund to Cedent all unearned reinsurance premiums, arising from reductions, terminations and changes as described in this Article.

                                   ARTICLE XI
                              INCREASE IN RETENTION

1. If Cedent should increase Cedent's retention limits shown in Schedule C, Cedent shall give Reinsurer prompt written notice of this increase.

2. Cedent will have the option to recapture a portion of the reinsurance under this Agreement when Cedent's retention limit increases. The recapture will be effected through a proportional increase in Cedent's Automatic Percentage as defined in Article II Section 8. The increase in the Automatic Percentage will be proportionate to the increase in Cedent's retention limit for the corresponding issue ages. Cedent may exercise Cedent's option to recapture by giving Reinsurer ninety (90) days prior written notice of such recapture.

3.    If Cedent exercises this option to recapture, then

      A. Cedent must reduce the reinsurance on each individual life on which Cedent retained its Automatic Percentage that was in effect on this treaty at the time of the increase in retention limit.

      B. No recapture will be made to reinsurance on an individual life if Cedent did not initially retain at least its Automatic Percentage.

      C. If an individual life is shared by more than one reinsurer, each Reinsurer will receive the same percentage of the ceded amount as it had initially on the case.

4. The reduction of reinsurance will become effective on the later of the following dates:

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT


      A. The policy anniversary date immediately following the effective date of Cedent's increase in retention limits.

      B. The number of years stated in Schedule A starting with the original policy date shown on Cedent's listing.

                                   ARTICLE XII
                                  REINSTATEMENT

If a Covered Policy lapses for nonpayment of premium and is reinstated under Cedent's terms and rules, the reinsurance will be reinstated by Reinsurer. Cedent must pay Reinsurer all back Reinsurance Premiums in the same manner as Cedent received insurance premiums under Cedent's policy. If Reinsurer is requested to reinstate a policy that was originally ceded to Reinsurer on a facultative basis, then Cedent must submit the policy and associated papers concerning the individual's insurability to Reinsurer to be underwritten and approved for the reinsurance to be reinstated if:

1.    the policy lapsed for six months or longer, or

2.    Cedent seeks additional underwriting information, or

3.    Cedent reinsures 100% of the policy.

If the above conditions are not present, Cedent may automatically reinstate a policy that was originally ceded to Reinsurer on a facultative basis.

                                  ARTICLE XIII
                                    EXPENSES

Cedent shall pay the expense of all
                            in connection with the issuance of the insurance.

                                   ARTICLE XIV
                                     CLAIMS

1. Reinsurer shall pay Reinsurer's quota share of any claim under a Covered Policy within a reasonable time after Cedent submits the claim to Reinsurer. Reinsurer shall make payment to Cedent in a single sum regardless of Cedent's mode of settlement.

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT



2. All reinsurance claim settlements made in accordance with Paragraph 1 above will be subject to the terms and conditions of the Covered Policy under which Cedent is liable.

3. When Cedent is advised of a claim for insurance benefits reinsured under this Agreement, Cedent must promptly notify Reinsurer.

4. If a claim is made under a Covered Policy reinsured under this Agreement, Reinsurer will abide by the issue as it is settled in good faith by Cedent. The maximum benefit payable to Cedent under each Covered Policy is the amount specifically reinsured with Reinsurer. When Cedent requests payment of the reinsurance proceeds, Cedent must deliver a copy of the proof of death, proof of payment and the claimant's statement to Reinsurer.

5. A. Cedent must promptly notify Reinsurer of Cedent's intent to contest insurance reinsured under this Agreement or to assert defenses to a claim for such insurance. Reinsurer shall participate in the contest or assertion of defenses unless Reinsurer notifies Cedent promptly that Reinsurer declines to participate. If Cedent's contest of such insurance results in the reduction of Cedent's liability, Reinsurer will share in this reduction. Reinsurer's percentage of the reduction will be Reinsurer's net amount of risk on the individual life as it relates to Cedent's total net amount at risk on the date of the death of the insured.

      B. If Reinsurer should decline to participate in the contest or assertion of defenses, Reinsurer will then release all of Reinsurer's liability
         (i) by paying Cedent the full amount of reinsurance as if there had been no contest, compromise or litigation of a claim, and Reinsurer's proportionate share of covered expenses incurred to the date, from the date Reinsurer notifies Cedent that Reinsurer declined to be a party, and (ii) by not sharing in any subsequent reduction in liability.

6. If the amount of insurance provided by a Covered Policy reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, Reinsurer will share with Cedent in this increase or reduction. Reinsurer's share of this increase or reduction will be the percentage that Reinsurer's net liability relates to Cedent's total net liability, immediately prior to this increase or reduction.

7. Cedent shall pay the routine expenses incurred in connection with settling claims. These routine expenses may include compensation of agents and employees, the cost of routine investigations, expenses incurred in connection with a dispute arising out of conflicting claims of entitlement to proceeds of a policy that Cedent

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT



      admits are payable, any expenses incurred by Cedent on policies voided or payable to a party other than the policyholder due to the lack of insurable interest, and Cedent's equitable share of (i) any punitive damages awarded against Cedent and (ii) any expenses incurred in connection with such damages that are based on the acts or omissions of Cedent or its agents.

8. Reinsurer shall share with Cedent all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses. These expenses will be shared in proportion to the net sum at risk for both parties. However, if Reinsurer has released Reinsurer's liability under Paragraph 5 of this Article, Reinsurer will not share in any expenses incurred after Reinsurer's date of release.

9. Reinsurer agrees to hold Cedent harmless from certain expenses and liabilities that result from Reinsurer's own acts or omissions as provided in this article. For this purpose, Reinsurer agrees to indemnify Cedent for Reinsurer's equitable share of those punitive and exemplary damages awarded against Cedent, and expenses incurred in connection with a claim for such damages, if Reinsurer participates in a contest pursuant to paragraphs 5.A.and 5.B. of this section.

      Reinsurer's liability for such punitive and exemplary damages shall be limited to such damages that are assessed solely as a result of a decision to deny or contest the claim. Reinsurer shall not be liable for such punitive and exemplary damages that arise from fraudulent or criminal conduct of an employee of the Cedent, as determined by the appropriate tribunal or authority, in connection with the investigation, processing and settlement of claims under the covered policy.

      The extent of such sharing between Cedent and Reinsurer is dependent upon the good faith assessment of culpability in each case, but all factors being equal, the parties will share in such extra-contractual damages in the same proportion as the quota share accepted by each party under the Agreement.

10. If either a misrepresentation or misstatement on an application or a death of an insured by suicide results in Cedent returning the policy premiums to the policy owner rather than paying the policy benefits, Reinsurer will refund all of the Reinsurance Premiums Reinsurer received on that policy to Cedent. This refund given by Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement.


                                      -13-
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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT




                                   ARTICLE XV
                            PREMIUM TAX REIMBURSEMENT

Reinsurer shall not reimburse Cedent for any premium taxes Cedent may be required to pay with respect to reinsurance hereunder.

                                   ARTICLE XVI
                              DAC TAX REQUIREMENTS

1. In accordance with Treasury Regulations Section 1.848-2(g)(8), Cedent and Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code (the "IRC"). This election shall be effective for calendar year 2000 and for all subsequent taxable years for which this Agreement remains in effect.

2. All uncapitalized terms used herein shall have the meanings set forth in the regulations under section 848 of the IRC.

3. Any party with the net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the IRC.

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

5. Cedent shall submit a schedule in the format specified in Exhibit 1 to Reinsurer by March 1 of each year of Cedent's calculations of the net consideration under this Agreement for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of Cedent stating that Cedent will report such net consideration in its Federal income tax return for the preceding calendar year.

6. Reinsurer may contest such calculation by providing an alternative calculation to Cedent in writing within thirty (30) days of Reinsurer's receipt of Cedent's calculation. If Reinsurer does not notify Cedent within such time that it contests the calculation, Reinsurer shall report the net consideration as determined by Cedent in Reinsurer's tax return for the previous calendar year.

7. If Reinsurer contests Cedent's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Reinsurer submits its alternative calculation. If the parties reach

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                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT



      an agreement on an amount of net consideration, each party will report the agreed upon amount in its Federal income tax return for the previous calendar year. If during such period, Cedent and Reinsurer are unable to reach agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing, satisfactory to Cedent and Reinsurer (who shall not have any material relationship with Cedent or Reinsurer) promptly to review (which review shall commence no later than five (5) days after the selection of such independent accountants), this Agreement and the calculations of Cedent and Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in Cedent's calculation as to which Reinsurer has disagreed.

      Such independent accountants shall deliver to Cedent and Reinsurer, as promptly as practicable (but no later than sixty (60) days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in Cedent's calculation delivered pursuant to Paragraph 5 and the amount thereof in Reinsurer's calculation delivered pursuant to Paragraph 6. Such report shall be final and binding upon Cedent and Reinsurer. The fees, costs and expenses of such independent accountants shall be borne (i) by Cedent if the difference between the net consideration as calculated by the independent accountants and Cedent's calculation delivered pursuant to Paragraph 5 is greater than the difference between the net consideration as calculated by the independent accountants and Reinsurer's calculation delivered pursuant to Paragraph 6,
      (ii) by Reinsurer if the first such difference is less than the second such difference; and (iii) otherwise equally by Cedent and Reinsurer.

8. Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations Section 1.848-2(g)(8).

9. Reinsurer represents and warrants that it is subject to United States taxation under Subchapter L of the IRC.

10. Reinsurer shall complete a Reinsurance Questionnaire in the format specified in Exhibit 2 and submit it to Cedent by May 1st of each calendar year.

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT




                                  ARTICLE XVII
                              INSPECTION OF RECORDS

Reinsurer shall have the right, at any reasonable time, to inspect Cedent's books and documents that relate to Cedent's reinsurance under this Agreement.

                                  ARTICLE XVIII
                                   INSOLVENCY

1. If Cedent becomes insolvent, all of the reinsurance due Cedent will be paid in full directly to Cedent or Cedent's liquidator (receiver or statutory successor) on the basis of Cedent's liability under the policy or policies reinsured, without diminution because of Cedent's insolvency.

2. If Cedent becomes insolvent, the liquidator, receiver or statutory successor will give Reinsurer written notice of a pending claim against Cedent for insurance reinsured under this Agreement within a reasonable time after the claim is filed in the insolvency proceeding. During the insolvency proceedings where the claim is to be settled, Reinsurer may investigate this pending claim and interpose in Cedent's or Cedent's liquidator's, receiver's or statutory successor's name, but at Reinsurer's own expense, any defense or defenses which Reinsurer may believe available to Cedent or Cedent's liquidator, receiver or statutory successor.

3. The expenses incurred by Reinsurer will be chargeable, subject to court approval, against Cedent as part of the expense of liquidation, to the extent of the proportionate share of the benefit that may accrue to Cedent solely as a result of the defense undertaken by Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense or defenses to this claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by Cedent.

4. In the event of Reinsurer's insolvency, as determined by the department of insurance responsible for such determination, all reinsurance ceded under this Agreement may be recaptured immediately by Cedent without penalty effective as of the day prior to the earlier of Reinsurer's becoming insolvent or the date of such determination by the said department of insurance.

5. Where two or more reinsurers are members of a pool of reinsurers established hereby, the insolvency of one reinsurer shall not be deemed to abrogate this Agreement with respect to the other reinsurers.

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT



                                   ARTICLE XIX
                                   ARBITRATION

1. If the parties cannot mutually resolve a dispute or claim arising out of or in connection with this Agreement, including the formation or validity thereof, and whether arising during or after the period of this Agreement, the dispute or claim shall be settled by arbitration. The arbitrators shall have the authority to interpret this Agreement and in doing so shall consider the customs and practices of the life insurance and life reinsurance industries. The arbitrators shall have the authority to interpret this Agreement as an honorable engagement, and without regard to the law of any particular jurisdiction. To initiate arbitration, either party shall notify the other party by facsimile or by overnight delivery of its desire to arbitrate, stating the nature of the dispute and the remedy sought (the "Notice of Arbitration"). The party to which the notice is sent shall respond to the notification in writing within ten (10) business days of receipt.

2. Arbitration shall be conducted by three arbitrators who shall be current or past officers of life insurance companies or life reinsurance companies, other than the contracting companies or their affiliates. Each party shall appoint one arbitrator, and serve written notice of the appointment upon the other party, within thirty (30) business days after the date of delivery of the Notice of Arbitration. The two arbitrators so appointed shall select the third arbitrator within thirty (30) business days after the date of appointment of the second arbitrator to be appointed.

3. In the event either party fails to choose an arbitrator within thirty (30) business days, as provided in Paragraph 2, the party which has given written notice may choose two arbitrators who shall in turn choose a third arbitrator before entering arbitration.

4. If the two arbitrators appointed in accordance with Paragraph 2 or Paragraph 3 are unable to agree upon the selection of a third arbitrator within thirty (30) business days after the appointment of the second arbitrator to be appointed, each arbitrator shall nominate three candidates within ten (10) business days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

5. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of delivery of Notice of Arbitration.

6. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case.

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT


      The two parties will share equally in the cost of the third arbitrator. The arbitration hearing will be held in New York City.

7. The award agreed to by the arbitrators will be final and binding, and judgment may be entered upon it in any court having jurisdiction. The arbitrators shall not award punitive damages.

                                   ARTICLE XX
                              PARTIES TO AGREEMENT

This is an Agreement solely between Cedent and Reinsurer. There will be no legal relationship between Reinsurer and any person having an interest of any kind in any Covered Policy.

                                   ARTICLE XXI
                                ENTIRE AGREEMENT

1. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and there are no understandings between the parties other than as expressed in this Agreement.

2. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

                                  ARTICLE XXII
                              DURATION OF AGREEMENT

1. This Agreement may be terminated as to new business, with respect to the percentage participation in the risks reinsured hereunder by Reinsurer, as set forth in Schedule A, at any time by either party giving ninety (90) days' written notice of termination. The day the notice is deposited in the mail addressed to the home office or to an officer of either party will be the first day of the ninety (90) day period. During the ninety
      (90) day period, new Covered Policies shall be reinsured under this Agreement pursuant to Articles I and II or Article III. Reinsurer's acceptance will be subject to the terms of this Agreement and Cedent's payment of Reinsurance Premiums.

2. This Agreement may be terminated immediately as to new business by either party if the other party materially breaches this Agreement or becomes insolvent or financially impaired.

3. After termination, Reinsurer will be liable for all automatic reinsurance which becomes effective prior to termination of this Agreement, and also for all

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT

      facultative reinsurance approved by Reinsurer based upon applications Reinsurer received prior to termination of this Agreement.

4. Pursuant to Paragraph 3 of Article VIII, Cedent may immediately recapture all of the policies for which the overall percentage increase in reinsurance premium rates is greater than the overall percentage increase in the rates charged the policyholder.

                                  ARTICLE XXIII
                             CHOICE OF LAW AND FORUM

New York law shall govern the terms and conditions of the Agreement.

                                  ARTICLE XXIV
                          COMPLIANCE WITH PRIVACY LAWS

When Reinsurer receives information from Cedent which is subject to any state or Federal privacy laws or regulations, or similar laws or regulations, Reinsurer will keep such information confidential to the extent required by such state or Federal law or regulation and otherwise comply with such state or Federal law or regulation.

                                   ARTICLE XXV
                               REINSURANCE CREDIT

It is the intention of Reinsurer and Cedent that Cedent qualify for reinsurance credit for reinsurance ceded under this Agreement. Reinsurer, at its sole cost and expense, shall do all that is necessary to comply with all applicable insurance laws and regulations to enable Cedent to take credit for the reinsurance ceded under this Agreement.

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT


                           IN WITNESS WHEREOF the said
                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                                       and


have by their respective officers executed and delivered these presents in duplicate on the date shown below.


NEW YORK LIFE INSURANCE                 NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION                 AND ANNUITY CORPORATION

Signed at_________________________      Signed at_______________________
By _______________________________      By______________________________
    Its authorized representative          Its authorized representative

Title_____________________________      Title___________________________

Date______________________________      Date____________________________






Signed at_________________________      Signed at_______________________
By _______________________________      By______________________________
    Its authorized representative          Its authorized representative

Title_____________________________      Title___________________________

Date______________________________      Date____________________________

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT



                                   SCHEDULE A
                                    POLICIES


1. Quota Share Percentage:      The Quota Share Percentage for Reinsured Covered
                                Policies shall be   %.


2. Type of Business:            Corporate Owned Life Insurance (COLI) -
                                Universal Life policies and attached
                                Adjustable Term Riders COLI - Variable
                                Universal Life policies and attached Adjustable
                                Term Riders, Supplementary Term Riders and Level
                                Term Riders

3. Plans of Insurance:          CSUL and CSVUL
                                Guaranteed Issue (GI) and Medical Issues (MI) of policies issued on or after 01/01/2001 (plus attached Adjustable Term Riders).

                                CEVUL
                                GI, MI and Simplified Issues (SI), of policies issued on or after 01/01/2001 (plus attached Supplementary Term Riders and Level Term Riders).


4. Jumbo Limit:                 $


5. Automatic Binding Limit:     $           per life for issue ages to age   ;
                                $           per life for issue ages    to   ;
                                $          per life for issue ages    and over.
                                These limits are for medically issued business only. GI and SI business limits are shown in the table below.

6. Recapture Period:               Years



7. Issue Limits:                GI: Minimum of    Lives
                                SI: Minimum of    Lives

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT

                             Issue Ages                   GI and SI
                             ----------       ----------------------------------
Initial Face Amount Limits                           x # of lives       max
                                                     x # of lives       max
                                                     x # of lives       max
                                                     x # of lives       max
                                                     x # of lives       max
                                                     x # of lives       max
                                                    -                   max
                                                    -                   max
                                                    -                   max
                                                    -                   max
                                                    -                   max

Ultimate Face Amount Limits                          x # of lives       max
                                                     x # of lives       max
                                                     x # of lives       max
                                                     x # of lives       max
                                                     x # of lives       max
                                                     x # of lives       max
                                                    -                   max
                                                    -                   max
                                                    -                   max
                                                    -                   max
                                                    -                   max




Additional requirements for GI cases issue ages 66-70
-----------------------------------------------------

1. Employee must be actively at work on a full-time basis.
2. There must be at least     lives in the group.
3. Premium must be at least $       .
4. No more than  % of the lives in the group can be over age   .
5. No more than  % of the lives in the group can be over age   .

Additional requirements for SI cases
------------------------------------
HIV Testing as per following table:

                No Testing        HORL Testing
                ----------        ------------
        Lives   Up to $           Over $
  +  Lives      Up to $           Over $

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT



                                   SCHEDULE B
                            REINSURANCE PREMIUM RATES

1.    REINSURANCE PREMIUMS

      The reinsurance premium rates under this Agreement are payable Monthly. The Monthly premium shall be derived from the Monthly Cost of Insurance
      (COI) rates attached to this Schedule B.

      Monthly Reinsurance Premium per $1,000 = Monthly COI x Duration Factor where Duration Factor =

      Year 1:                %
      Year 2 and beyond:     %

      Notes:

      -
      -

      -

      There shall be no experience refund on this arrangement.

2.    FLAT EXTRA PREMIUMS

      The total premium remitted to the reinsurer will include the flat extra
      premium minus a   % allowance.

3.    RENEWAL OF INSURANCE

      The renewal of insurance shall be considered as a continuation of the original insurance for the purpose of calculating future reinsurance premiums.

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT






                                   SCHEDULE C
                       CEDENT'S CORPORATE RETENTION LIMITS

                                                             Additional Amount
                                                             at the Discretion
                                                             of the Chief
                     Ages                Amount              Underwriter
                     ----                ------              -----------
Single Life                              $
                                         $                   $
                                         $                   $

                                          NYLIAC 2001 COLI REINSURANCE AGREEMENT


                                    EXHIBIT 1
                               DAC TAX CALCULATION


CEDING COMPANY:         NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

ASSUMING COMPANY:       ___________________________

DATE:    _______________

DAC TAX - DEDUCTIONS FROM GROSS PREMIUM

DAC TAX CALCULATION  AMOUNT

GROSS PREMIUM

LESS:

DEDUCTIONS FROM GROSS PREMIUMS

Commissions
Death Claims
Claim Interest
Premium Taxes
Claim Investigation Expense
Claim Legal Expense
Waiver Claims
Surrenders
Experience Refunds
Admin Fee
Fee Income
Miscellaneous Interest
Dividends
Termination Dividends
Productions Bonus
Reserve Adjustments
Other (specify)

TOTAL DEDUCTIONS

NET CONSIDERATIONS

Please sign below confirming agreement with net considerations or provide an alternate calculation within 30 days

-------------------------------------
            Signature

-------------------------------------
        Type or Print Name

-------------------------------------
              Title

-------------------------------------
              Date

                                    EXHIBIT 2
                            REINSURANCE QUESTIONNAIRE
                      FOR FEDERAL INCOME TAX DETERMINATIONS


The purpose of this questionnaire is to secure sufficient information to allow New York Life Insurance and Annuity Corporation ("NYLIAC") to account properly under the federal income tax rules for the reinsurance transactions you have with NYLIAC. Please provide NYL with the following information:


1.    Are you either

      (a) a company that is subject to U.S. taxation directly under the provisions of subchapter L of chapter 1 of the Internal Revenue Code (i.e., an insurance company liable for filing Form 1120L or Form 1120-PC), or

      (b) a company that is subject indirectly to U.S. taxation under the provisions of subpart F of subchapter N of chapter 1 of the Internal Revenue Code (i.e., a "controlled foreign corporation" with the meaning of Internal Revenue Code Section 957)?

      Answer:      _____ Yes        _______ No

2. If your answer to 1. is no, have you entered into a closing agreement with the Internal Revenue Service to be subject to U.S. taxation with respect to reinsurance income pursuant to Treasury Regulation
      Section 1.848-2(h)(2)(ii)(B)?

      Answer:    _____ Yes          _______ No
                (If your answer is yes, please provide a copy of the closing agreement.)


Company Name:


Signed by:


Title:


Date: